Exhibit (a)(vii)

SUNAMERICA SPECIALTY SERIES (the “Trust”)

Amended and Restated

Schedule A

to the

Declaration of Trust

WHEREAS, the Board of Trustees (“Trustees”) of the Trust have established a trust for the investment and reinvestment of funds contributed thereto;

WHEREAS, the Trustees divided the beneficial interest in the trust assets into transferable shares of beneficial interest and divided such shares of beneficial interest into separate Series;

WHEREAS, the Trustees desire to create new Series and designate new Classes of shares;

NOW, THEREFORE, in consideration of the foregoing premises and the agreements contained herein, the undersigned, being all of the Trustees of the Trust and acting in accordance with Article III, Section 6 of the Declaration of Trust, hereby amend and restate Schedule A of the Declaration of Trust as follows:

Series	Classes

2015 High Watermark Fund	Class A Class C Class I

2020 High Watermark Fund	Class A Class C Class I

2025 High Watermark Fund	Class A Class C Class I

Alternative Strategies Fund	Class A Class C Class W

SunAmerica Global Trends Fund	Class A Class C Class W

SunAmerica Focused Alpha Growth Fund	Class A Class C Class W

SunAmerica Focused Alpha Large-Cap Fund	Class A Class C Class W

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 27th day of July, 2011.

/s/ Peter Harbeck	/s/ William F. Devin
Peter Harbeck, as Trustee	William F. Devin, as Trustee

/s/ Richard W. Grant	/s/ Judith L. Craven
Richard W. Grant, as Trustee	Judith L. Craven, as Trustee

/s/ Stephen J. Gutman	/s/ William J. Shea
Stephen J. Gutman, as Trustee	William J. Shea, as Trustee